Exhibit 99
To our shareholders,
First Interstate BancSystem is pleased to announce third quarter 2008 net income to common shareholders of $15,033,000, or $1.89 per diluted share, as compared to $19,249,000, or $2.32 per diluted share, for third quarter 2007. Return on average common equity was 13.18% in third quarter 2008 compared to 17.95% in third quarter 2007, and return on average assets was 0.98% as compared to 1.53%.
We are pleased with our solid performance during third quarter 2008, especially in light of the ongoing financial and credit market turmoil, subprime lending crisis, economic and real estate downturn and nonrecurring income recorded in third quarter 2007.
Quarterly Results
Third quarter 2008 net interest income increased 19% to $60,694,000, as compared to the same period in 2007, primarily due to net interest income of the acquired First Western entities. Our third quarter 2008 net interest margin of 4.30% remained stable compared to 4.27% during second quarter 2008 and 4.29% during first quarter 2008. However, our third quarter 2008 net interest margin ratio decreased 20 basis points compared to third quarter 2007. This decrease is due, in part, to the deployment of available funding into non-earning assets including premises, equipment, goodwill and core deposit intangible assets recorded as part of the First Western acquisition. In addition, interest free funding sources, including noninterest bearing deposits and common equity, comprised a smaller percentage of our funding base during third quarter 2008, as compared to third quarter 2007, further compressing our net interest margin ratio.
We have experienced deterioration in credit quality during 2008, particularly in real estate development loans. This deterioration resulted in higher levels of nonperforming and internally risk classified loans. Based on our assessment of risk inherent in our loan portfolio, we recorded provisions for loan losses of $5,636,000 during third quarter 2008, an increase of $3,761,000 compared to third quarter 2007.
Noninterest income of $24,310,000 for third quarter 2008 was $1,080,000, or 4%, lower than third quarter 2007. Exclusive of the acquired banks, noninterest income for third quarter 2008 decreased 10.4% as compared to third quarter 2007. Third quarter 2007 noninterest income included a nonrecurring technology services contract termination fee of $2,037,000 and a nonrecurring gain from the conversion and subsequent sale of MasterCard stock of $737,000. Exclusive of these prior year nonrecurring gains, third quarter 2008 noninterest income increased $1,694,000, or 7.5%, as compared to third quarter 2007. Substantially all of this increase was attributable to the acquired banks.
Noninterest expense of $55,110,000 for third quarter 2008 was 10,529,000, or 24%, higher than third quarter 2007. Exclusive of the expenses of the acquired banks, which included a $1,286,000 “other than temporary” impairment charge on investment securities, noninterest expense increased $3,232,000, or 7.2%, as compared to third quarter 2007. We recorded impairment charges of $1,640,000 on mortgage servicing rights during third quarter 2008, compared to impairment charges of $95,000 during the same period last year. Third quarter 2008 FDIC insurance premiums were $568,000 higher than in third quarter 2007 due to the expiration of a one-time deposit insurance credit available to “well-managed” banks. In addition, during third quarter 2008, we recorded nonrecurring fraud losses of $471,000.
On October 7, 2008, we paid dividends of $0.65 per common share.
Year-to-Date Results
Year-to-date net income to common shareholders of $50,114,000, or $6.25 per diluted share, decreased $3,256,000, or 6%, from $53,370,000, or $6.39 per diluted share, during the same period in 2007. Return on average common equity was 14.87% for the first nine months of 2008 compared to 16.96% for the same period in 2007, and return on average assets was 1.12% as compared to 1.44%.
Financial Highlights
Three Months ended September 30,

(Unaudited)	2008	2007	% Change

(In thousands, except per share data)
OPERATING RESULTS

Net income	$15,896	$19,249	-17.4%
Net income to common stockholders	15,033	19,249	-21.9%
Diluted earnings per share	1.89	2.32	-18.5%
Dividends per share	0.65	0.65	—

PERIOD END BALANCES

Assets	6,510,013	5,011,607	29.9%
Loans	4,744,675	3,528,108	34.5%
Investment securities	1,030,570	992,753	3.8%
Deposits	5,035,344	4,005,310	25.7%
Stockholders’ equity	524,998	441,115	19.0%
Common shares outstanding	7,937	8,102	-2.0%

QUARTERLY AVERAGES

Assets	6,424,429	4,988,835	28.8%
Loans	4,672,200	3,523,170	32.6%
Investment securities	1,031,446	985,381	4.7%
Deposits	4,944,991	3,981,321	24.2%
Stockholders’ equity	503,867	425,476	18.4%
Common shares outstanding	7,805	8,108	-3.7%
Third quarter 2008 was one of the most challenging quarters in banking history. While our third quarter operating results were diminished by provisions for loan losses, impairment of mortgage servicing rights, “other than temporary” impairment of investment securities and nonrecurring fraud losses, our underlying core business remained strong. Our assets and revenues continue to grow and we continue to post stronger earnings than many of our national peers.
Our success is the result of stable economies in Montana, Wyoming and South Dakota, as compared to other areas of the United States, and the conservative management philosophies employed in the day-to-day operation of the Company. Risk inherent in our loan portfolio is managed by skilled and seasoned lenders. We have been and will remain risk averse in our investment portfolio, which is where many financial institutions have been adversely affected for imprudent decisions.
The restricted capital markets present a challenge for the banking industry. We are pleased to report that our most recent stock offerings generated $11,832,000 in new capital. Employees, officers and directors purchased $4,832,000 and Scott Family members purchased $7,000,000 of Company common stock. We are grateful to our employees and directors and to the Scott Family for their confidence as demonstrated through their stock subscription. This capital infusion supports our growth and allows us to maintain our “well capitalized” status. We will continue to explore sources of additional capital including, among other things, possible participation in the Troubled Asset Relief Program and/or other government sponsored plans.
To our dedicated team of employees, officers and directors, thank you for your contributions to the continued success of First Interstate BancSystem.

Lyle R. Knight	Terrill R. Moore
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer

Condensed Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2008	2007	2008		2007

(In thousands, except per share data)
Total interest income	$89,928	$83,314	$269,105		$242,784
Total interest expense	29,234	32,471	93,237		94,619

Net interest income	60,694	50,843	175,868		148,165
Provision for loan losses	5,636	1,875	13,320		5,625

Net interest income after provision for loan losses	55,058	48,968	162,548		142,540
Noninterest income	24,310	25,390	75,904		69,393
Noninterest expense	55,110	44,581	157,926		129,937

Income before taxes	24,258	29,777	80,526		81,996
Income taxes	8,362	10,528	27,928		28,626

Net income	15,896	19,249	52,598		53,370
Less: preferred stock dividends	863	—	2,484		—

Net income to common stockholders	$15,033	19,249	$50,114		53,370

DATA PER COMMON SHARE:
Diluted EPS	$1.89	$2.32	$6.25		$6.39
Dividends	0.65	0.65	1.95		2.32
Book value to common stockholders			59.85		54.44
Tangible book value to common stockholders			31.78		47.03
Appraised value			77.00	*	86.75	**

*	Based on the latest independent appraised minority share valuation as of June 30, 2008, effective for transactions on or after August 13, 2008.

**	Based on the independent appraised minority share valuation as of June 30, 2007, effective for transactions on or after August 13, 2007.
Selected Ratios

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2008	2007	2008	2007

PERFORMANCE
Return on average common equity	13.18%	17.95%	14.87%	16.96%
Return on average assets	0.98%	1.53%	1.12%	1.44%
Net interest margin, FTE	4.30%	4.50%	4.29%	4.47%
Efficiency ratio	64.83%	58.48%	62.73%	59.72%

CREDIT QUALITY (Period End)
Annualized provision for loan losses to average loans			0.40%	0.22%
Annualized net charge offs to average loans			0.09%	0.06%
Allowance for loan losses to total loans			1.62%	1.46%
Allowance for loan losses to non-accruing loans			91.51%	176.30%
Nonperforming assets to total loans & other real estate owned			1.96%	1.01%

CAPITAL ADEQUACY & LIQUIDITY
Leverage capital ratio			7.06%	8.79%
Average loans to average deposits			92.38%	88.83%
Condensed Consolidated Balance Sheets

	September 30,
(Unaudited)	2008	2007

(In thousands)
ASSETS
Cash and due from banks	$203,114	$160,875
Federal funds sold	37,317	32,961
Interest bearing deposits	1,296	8,419
Investment securities	1,030,570	992,753
Loans	4,744,675	3,528,108
Less: allowance for loan losses	77,094	51,452

Net loans	4,667,581	3,476,656

Goodwill	187,297	37,380
Premises & equipment, net	171,990	123,425
Company owned life insurance	68,790	66,332
Accrued interest receivable	42,571	38,733
Mortgage servicing rights	21,870	22,399
Core deposit intangible assets	13,322	301
Other assets	64,295	51,373

Total Assets	$6,510,013	$5,011,607

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$5,035,344	$4,005,310
Federal funds purchased	69,420	—
Securities sold under repurchase agreements	510,457	458,787
Accrued interest payable	19,704	19,993
Accounts payable & accrued expenses	39,423	31,491
Other borrowed funds	102,257	8,164
Long-term debt	84,695	5,509
Subordinated debentures	123,715	41,238

Total Liabilities	5,985,015	4,570,492
Stockholders’ equity	524,998	441,115

Total Liabilities and Stockholders’ Equity	$6,510,013	$5,011,607